COMFORCE Corporation
2001 Marcus Avenue
Lake Success, NY 11042



July 10, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934, we are transmitting herewith the attached Current Report on Form 8-K.

Very truly yours,

COMFORCE Corporation


     /s/ Andrew Reiben
     -----------------
       Andrew Reiben
Chief Accounting Officer


Enclosures




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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of Earliest Event Reported): July 10, 1997 (June 26, 1997)



                              COMFORCE Corporation
             (Exact Name of Registrant as Specified in its Charter)



                                    Delaware
                 (State or Other Jurisdiction of Incorporation)



         1-6081                                           36-2262248
(Commission File Number)                    (I.R.S. Employer Identification No.)




2001 Marcus Avenue, Lake Success, NY                                    11042
(Address of Principal Executive Offices)                              (Zip Code)




Registrant's Telephone Number, Including Area Code: (516) 328-7300



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ITEM 5. OTHER EVENTS.

Completion of $40 Million Credit Facility

     On June 26, 1997, COMFORCE Corporation and its operating subsidiaries (collectively, the "Company") completed a $40 million credit facility (the "Credit Facility") with Fleet National Bank, as lender and agent ("Fleet"), and U.S. Bank, Washington, as lender (collectively, "Lenders"). The Credit Facility consists of a revolving credit facility of up to $20 million and a $20 million term loan.

     The Company utilized all of the proceeds of the term loan and a portion of the availability under the revolving credit facility to redeem the Company's $25.2 million in outstanding principal amount of Convertible Subordinated Debentures issued principally to fund the Company's acquisition of RHO Company Incorporated ("RHO") in February 1997. Additional funds available under the revolving credit facility were used to retire the existing $7.5 million revolving credit facility of RHO with U.S. Bank, Washington. The Company intends to use available funds under the revolving credit facility for working capital and general corporate purposes, including for acquisitions, subject to the satisfaction of the conditions therefor set forth in the Credit Facility. Borrowings under the revolving credit facility are subject to various financial covenants and other conditions. As of July 3, 1997, $19.4 million was drawn or available to be drawn under the revolving credit facility based on the Company's satisfaction of borrowing base requirements on such date.

     The revolving credit facility and the term loan bear interest at a rate equal to 0.75% and 1.75%, respectively, in excess of Fleet's prime rate as announced from time to time. The Company's obligations under the Credit Facility are secured by substantially all of its assets. In addition, James L. Paterek, the Chairman of the Company, Christopher P. Franco, the Chief Executive Officer of the Company, and Michael Ferrentino, the President of the Company, each pledged 500,000 shares of the Company's Common Stock held by them and all of the options to purchase Common Stock held by them as additional collateral for the Company's obligations under the Credit Facility. The scheduled maturity date of the revolving credit facility is July 10, 1998. Subject to Fleet's right to issue a call notice requiring repayment of the term loan at any time on or after July 10, 1998, the term loan is payable in quarterly installment as follows:
$750,000 on July 1, 1998 and at the end of each calendar quarter thereafter through and including December 31, 1999; $1,475,000 at the end of each calendar quarter beginning March 31, 2000 and ending March 31, 2002, and a final balloon payment equal to the sum of unpaid principal plus accrued interest on June 30, 2002.

     In connection with underwriting and extending the loan, Fleet earned an underwriting fee of $600,000 and received warrants to purchase (i) 100,000 shares of Common Stock at an exercise price of $7.30 per share ($1.50 per share in excess of the average closing price of the Common Stock for the five business days ended June 24, 1997), exercisable until June 25, 2000 and (ii) 100,000 shares of Common Stock at an exercise price of $0.75 per share in excess of the average closing price of the Common Stock for the five business days ending prior to the date of the



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occurrence of specified conditions,  exercisable commencing on such date and for a period of three years thereafter.

Conversion of Series D Preferred Stock into Common Stock.

     Effective as of June 30, 1997, the Company completed its conversion of the remaining 5,265 shares of its Series D Preferred Stock into 526,500 shares of Common Stock. To effect this conversion, the Company reduced the original conversion price of $12.00 per share to $10.00 per share, which resulted in an increase in the shares of Common Stock issuable upon conversion by 87,750 shares. The Company had previously converted other shares of its Series D Preferred Stock at $12.00 per share. The Company will record a noncash dividend for the second quarter of $494,000 to reflect this modification to the conversion price. The Company offered to modify the conversion price to induce the conversions and thereby eliminate substantially all preferred stock dividends going forward. Currently, the Company has no outstanding shares of preferred stock except for 500 shares of its Series F Preferred Stock with a liquidation value of $500,000 which are held by a single stockholder.



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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   COMFORCE Corporation
                                   --------------------
                                   (Registrant)



                                   By           /s/ Andrew Reiben
                                       ---------------------------------------
                                       Andrew Reiben, Chief Accounting Officer

Dated: July 10, 1997